Exhibit 10.30

FORM OF OFFER LETTER

[RIGHTNOW TECHNOLOGIES, INC. LETTERHEAD]

TRANSMITTED VIA EMAIL

June 20, 2007

Dear [NAME],

The purpose of this letter is to amend your offer letter dated [ORIGINAL LETTER DATE] (“Original Letter”) to reflect the recent organization restructure, and to clarify your entitlement to certain benefits upon termination of your employment. To the extent of any inconsistency between the terms of this letter and your Original Letter, this letter shall control with respect to the subject matter hereof. Any capitalized terms in this letter shall have the same meaning as in the attachment to this letter.

Organization Restructure:   [REPORTING].  The Board has determined that your position meets the requirements of SEC Rule 16a-1, and that accordingly you are designated as an officer of RightNow Technologies, Inc. (the “Company”) for the purpose of Section 16 of the Securities and Exchange Act of 1934 (“Executive Officer”).  As an Executive Officer, there will be additional SEC reporting requirements that pertain to your employment and remuneration.  I believe that you have already been provided with a copy of the Company’s s16 Manual, which you should carefully review.

[INDEMNIFICATION]

Recognizing your enhanced responsibilities, the Board has approved [REMUNERATION]. In addition, the Board has approved a new grant to you of options to purchase [NUMBER OF OPTION SHARES] shares of the Company’s common stock, which will vest over 4 years and be governed by the terms of the attached stock option agreement for your review and signature.

Termination of Employment:  You will receive the following benefits if your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause:

(i)                                     acceleration of [VESTING ACCELERATION] of your then unvested stock options in connection with the attendant stock option award, and stock option awards made after the date of this letter, and subject to the terms and conditions of each such stock option agreement that is executed by you and the Company; and

(ii)                                  6 months salary continuation at your then current on target earnings (OTE) as determined by the Company’s Compensation Committee from time to time.

Termination of Employment following a Change of Control:  In lieu of the benefits referred to above, you will receive the following benefits if (a) your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause within twelve months following the date of a Change in Control of the Company; or (b) your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for Good Reason within twelve months following the date of a Change in Control of the Company:

(i)                                     acceleration of 100% of your then unvested stock options in connection with the attendant stock option award, and stock option awards made after the date of this letter, and subject to the terms and conditions of each such stock option agreement that is executed by you and the Company; and

(ii)                                  6 months salary continuation at your then current on target earnings (OTE) as determined by the Company’s Compensation Committee from time to time.

Actions:  Could you please take the following actions:

1.               Return a copy of the signed indemnification agreement and stock option agreement to Vicki Pollington.

2.               Sign this letter to indicate your acceptance of the amendment to your offer letter, and return a copy to Vicki Pollington.

3.               Retain one copy of each document for your records.

RIGHTNOW TECHNOLOGIES, INC.

By:
	Greg Gianforte	[NAME]
[DATE]

ATTACHMENT

DEFINITIONS

“Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

1.               merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
2.               the sale, transfer or other disposition of all or substantially all of the Company’s assets;
3.               the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or
4.               a change in the composition of the Board of Directors over a period of 36 consecutive months or less such that a majority of the directors ceases, by reason of one or more contested elections for directorship, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time the Board of Directors approved such election or nomination.

Following a Change in Control, “Company” shall refer to the successor corporation in the transaction.

Termination of employment for “Cause” shall mean termination by the Company of your employment based upon (i) the willful and continued failure by you substantially to perform your duties and obligations (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for “Good Reason” as defined below), (ii) your conviction or plea bargain in connection with the commission or alleged commission of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or (iii) your willful engaging in misconduct which causes substantial injury to the Company, its other employees or its clients, whether monetarily or otherwise.  For purposes of this paragraph, no action or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

“Good Reason” shall mean the occurrence of any of the following events following a Change in Control, except for the occurrence of such an event in connection with the termination of your employment by the Company (or any successor company or affiliated entity then employing you) for Cause, Disability or death:

1.               the assignment to you of employment duties or responsibilities which are not substantially comparable in responsibility and status to the employment duties and responsibilities you held immediately prior to the Change in Control;

2.               a reduction in your base salary [ADDED TERM] as in effect immediately prior to the Change in Control or as the same may be increased from time to time during the term of this Agreement; or

3.               requiring you to work in a location more than 50 miles from your office location immediately prior to the Change in Control, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control.

SCHEDULE OF MATERIAL DIFFERENCES
TO EXHIBIT 10.30

Name	Original Letter Date	Reporting	Indemnification	Remuneration	Number of Option Shares	Vesting Acceleration	Date	Added Term

Steven D. Daines	June 14, 2000	Effective April 1, 2007, you will be the VP and GM for Asia Pacific, reporting to me.	In addition, the Company has adopted a policy of indemnifying its Executive Officers and directors for certain types of liabilities. In this regard, I enclose a copy of our standard indemnification agreement for your review and signature. This agreement replaces the indemnification agreement that you entered into with the Company on August 11, 2000.	a new OTE of $290,000, comprising a base of $180,000 and an on-target bonus potential of $110,000. The new remuneration package will be effective from April 1, 2007.	20,000	12.5%	6/21/07	N/A

Joseph Brown	March 16, 2007 (1)	Under the new reporting structure, you will report to me.	In addition, the Company has adopted a policy of indemnifying its Executive Officers and directors for certain types of liabilities. In this regard, I enclose a copy of our standard indemnification	N/A (1)	20,000	12.5%	6/28/07	N/A

			agreement for your review and signature.

Jason Mittelstaedt	January 24, 2006 (2)	Effective April 1, 2007, you will report to me.	N/A. However, Mr. Mittelstaedt previously signed RightNow’s standard indemnification agreement on January 24, 2006.	a new OTE of $260,000, comprising a base of $190,000 and an on-target bonus potential of $70,000. The new remuneration package will be effective from April 1, 2007.	20,000	12.5%	6/21/07	N/A

Mike Saracini	July 20, 2005 (3)	Effective April 1, 2007, you will be the VP and GM, Americas, reporting to me.	In addition, the Company has adopted a policy of indemnifying its Executive Officers and directors for certain types of liabilities. In this regard, I enclose a copy of our standard indemnification agreement for your review and signature.	a new OTE of $425,000, comprising a base of $250,000 and an on-target bonus potential of $175,000. The new remuneration package will be effective from April 1, 2007.	50,000	25%	7/16/07	or bonus

This schedule sets forth the material terms, to the extent they are different, of the offer letters with each of Steven D. Daines, Joseph Brown, Jason Mittelstaedt and Mike Saracini.  The form is filed herewith.

(1)                                  The following are the surviving material terms of the Original Letter for Joseph Brown:

“I am pleased to offer you a full-time position with RightNow Technologies (“RightNow”) as a VP & GM EMEA located in the UK.”

“Your On Target Earnings (OTE) will be $380,000 annually, consisting of a base salary of $220,000 per year with an on-target bonus potential of $160,000 per annum.”

“In addition, subject to approval by the RightNow Board of Directors, you will receive options to purchase 30,000 shares of RightNow common stock, which will vest over four years and be governed by the terms of the stock option agreement.  If your employment is terminated for a reason other than for cause, 12.5% of the then unvested options under this grant will vest, as documented in your stock option agreement.  If your employment is terminated within 12 months after a change in control of RightNow, 100% of your then unvested options under this grant will vest, as documented in your stock option agreement.”

“RightNow will reimburse you for normal, reasonable relocation expenses up to $7,500 submitted with receipts.  RightNow also agrees to reimburse you for moving back to the US from the UK at the end of the program for an amount up to $7,500 ($15,000 max. total).  In addition, RightNow will provide housing and car allowance, tax equalization, tax preparation assistance per letter of understanding enclosed.  It will be your responsibility to pay custom duties and taxes on items purchased while on assignment.”

(2)                                  The following are the surviving material terms of the Original Letter for Jason Mittelstaedt:

“I am pleased to offer you a full-time position with RightNow Technologies (“RNT”) as Vice President of Marketing located in Bozeman.”

“In addition, the RNT Board has approved a grant to you of options to purchase 75,000 shares of RNT common stock, which will vest over four years and be governed by the terms of a stock option agreement.  The option agreement will include an accelerated vesting provision in the event of. termination of your employment within the 12 months following a change of control of RNT.  If your employment is terminated for a reason other than cause, vesting will accelerate on 12.5% of your unvested options.”

(3)                                  The following are the surviving material terms of the Original Letter for Mike Saracini:

“In addition, subject to approval by the RNT Board of Directors, you will receive options to purchase 50,000 shares of RNT common stock, which will vest over four years and be governed by the terms of the stock option agreement.  Your option agreement will include an accelerated vesting provision in the event of a change of control of RNT and change or loss of your position within the 12 months following the change of control.  If your employment is terminated for a reason other than cause or you choose to resign due to significant change in responsibilities or reporting structure, vesting will accelerate on 25% of your unvested options.”